EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Darden Restaurants, Inc.

          We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-92702 and No. 333-124363) of Darden Restaurants, Inc. of our report dated October 25, 2006, with respect to the statements of net assets available for plan benefits of the Darden Savings Plan as of April 30, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the April 30, 2006 annual report on Form 11-K of Darden Restaurants, Inc.

/s/KPMG LLP

October 25, 2006
Tampa, Florida
Certified Public Accountants